Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Al Scott                    Mark Nogal
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Reports Fourth Quarter and Full Year 2022 Results

NORTHBROOK, Ill., February 1, 2023 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter of 2022.

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except per share data and ratios)	2022	2021	% / pts Change	2022	2021	% / pts Change
Consolidated revenues	$13,647	$13,011	4.9%	$51,412	$50,588	1.6%
Net income (loss) applicable to common shareholders	(310)	790	NM	(1,416)	1,485	NM
per diluted common share (1)	(1.17)	2.73	NM	(5.22)	4.96	NM
Adjusted net income (loss)*	(359)	796	NM	(262)	4,033	NM
per diluted common share* (1)	(1.36)	2.75	NM	(0.97)	13.48	NM
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				(7.3)%	5.8%	(13.1)
Adjusted net income*				(1.3)%	16.9%	(18.2)
Common shares outstanding (in millions)				263.5	280.6	(6.1)
Book value per common share				58.07	81.52	(28.8)

Consolidated premiums written (2)	12,657	11,476	10.3	50,319	45,821	9.8
Property-Liability insurance premiums earned	11,380	10,390	9.5	43,909	40,454	8.5
Property-Liability combined ratio
Recorded	109.1	98.9	10.2	106.6	95.9	10.7
Underlying combined ratio*	99.2	91.3	7.9	95.1	86.2	8.9
Catastrophe losses	779	528	47.5	3,112	3,339	(6.8)
Total policies in force (in thousands)				189,071	190,945	(1.0)
(1)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(2)Includes premiums and contract charges for Allstate Health and Benefits segment.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful

“Allstate had a net loss of $310 million in the fourth quarter as auto insurance underwriting losses continued to negatively impact results," said Tom Wilson, Chair, President and CEO of The Allstate Corporation. "While revenues increased to $13.6 billion, due to 9.5% growth in Property-Liability premiums, higher auto insurance prices were not sufficient to overcome increased loss costs and reserve increases. The comprehensive plan to return auto insurance margins to target levels continues to be implemented in 2023 and is expected to further increase average premiums, reduce expenses and lower policy growth. Homeowners insurance maintained attractive margins despite higher catastrophe losses from Winter Storm Elliott. The investment portfolio had a total return of 2.5% in the quarter. Allstate Protection Plans had excellent growth from U.S. based retailers and expansion into furniture and international markets. Total enterprise premiums written increased 9.8% to $50.3 billion for the year, largely due to implemented rate increases in auto and homeowners insurance, and adjusted net income* was a loss of $262 million."

"In addition to actions to restore auto profitability, we continue to execute the Transformative Growth strategy to further increase shareholder value," continued Wilson. "The affordable, simple and connected auto insurance product launched in 2022 will be available in more states in 2023 using a differentiated direct-to-consumer experience that leverages our expertise in data and analytics. Proactive risk and return management of the investment portfolio resulted in a reduction in duration in late 2021, mitigating approximately $2 billion of losses in 2022. In late 2022, we began to extend duration as the risk and return profile of fixed income improved. Capital management actions also benefited shareholders who received $3.4 billion of cash in 2022 through dividends and share repurchases," concluded Wilson.

Fourth Quarter 2022 Results

•Total revenues of $13.6 billion in the fourth quarter of 2022 increased 4.9% compared to the prior year quarter as a 9.5% increase in Property-Liability earned premium was partially offset by lower net investment income and reduced net gains on investments and derivatives compared to the prior year quarter.

•Net loss applicable to common shareholders was $310 million in the fourth quarter of 2022 compared to income of $790 million in the prior year quarter, primarily due to an underwriting loss.

•Adjusted net loss* was $359 million, or $1.36 per diluted share, compared to adjusted net income* of $796 million generated in the prior year quarter. The decline reflects increased claims severity, higher unfavorable prior year reserve reestimates, increased catastrophe losses and lower performance-based investment income.

Property-Liability Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2022	2021	% / pts Change	2022	2021	% / pts Change
Premiums written	$11,480	$10,301	11.4%	$45,787	$41,358	10.7%
Allstate Brand	9,694	8,884	9.1	38,895	35,668	9.0
National General	1,786	1,417	26.0	6,892	5,690	21.1

Premiums earned	11,380	10,390	9.5	43,909	40,454	8.5
Allstate Brand	9,654	8,911	8.3	37,470	35,112	6.7
National General	1,726	1,479	16.7	6,439	5,342	20.5

Underwriting income (loss)	(1,035)	113	NM	(2,911)	1,665	NM
Allstate Brand	(990)	174	NM	(2,613)	1,792	NM
National General	(44)	(62)	NM	(177)	(21)	NM

Recorded combined ratio	109.1	98.9	10.2	106.6	95.9	10.7
Allstate Protection auto	112.6	104.3	8.3	110.1	95.4	14.7
Allstate Protection homeowners	92.6	87.1	5.5	93.8	96.8	(3.0)

Underlying combined ratio*	99.2	91.3	7.9	95.1	86.2	8.9
Allstate Protection auto	109.2	100.2	9.0	103.6	92.5	11.1
Allstate Protection homeowners	70.3	69.6	0.7	71.1	69.6	1.5

•Property-Liability earned premium of $11.4 billion increased 9.5% in the fourth quarter of 2022 compared to the prior year quarter, driven primarily by higher average premiums. The recorded combined ratio of 109.1 was 10.2 points higher than the prior year quarter and generated an underwriting loss of $1.0 billion.

◦Premiums written of $11.5 billion increased 11.4% compared to the prior year quarter, reflecting growth at National General and the Allstate brand. Auto insurance written premiums increased 13.3% driven by significant rate increases in the Allstate brand and growth at National General. Homeowners insurance written premiums increased 9.3%, primarily reflecting inflation in insured home replacement costs, rate increases and policies in force growth.

◦The underwriting loss reflects increases to current report year auto claim severities, higher catastrophe losses and adverse prior year reserve reestimates. This was partially offset by higher earned premiums and lower expenses.

◦Prior year reserves, excluding catastrophes, were strengthened $282 million in the fourth quarter of 2022. This included approximately $180 million primarily related to an increase in personal auto insurance late reported claim frequency attributable to prior accident years and approximately $100 million related to increased severity in commercial auto insurance principally from shared economy and states that are being exited.

◦The underlying combined ratio* of 99.2 in the fourth quarter of 2022 was 7.9 points above the prior year quarter, primarily reflecting a higher auto insurance loss ratio.

◦The expense ratio of 22.4 in the fourth quarter of 2022 decreased 2.6 points compared to the fourth quarter of 2021, mainly from lower advertising expenses, cost reductions and increased premiums earned.

◦Allstate Protection auto insurance earned premium increased 10.3%, driven by higher average premiums from rate increases and a modest increase in policies in force. Allstate brand auto net written premium growth of 10.5% compared to the prior year quarter reflects a 14.4% increase in average gross written premium driven by rate increases implemented throughout the year, partially offset by a decline in policies in force. Allstate brand implemented auto rate increases in 38 locations in the fourth quarter at an average of 11.2%, or 6.1% on total premiums. Total rate increases in 2022 for Allstate brand auto insurance are expected to raise annualized written premiums by approximately 16.9% or $4.1 billion. We expect to continue to pursue additional rate increases and underwriting actions in 2023 to improve auto insurance profitability. Policies in force growth was driven by National General and was partially offset by a reduction in the Allstate brand.

The recorded auto insurance combined ratio of 112.6 in the fourth quarter of 2022 was 8.3 points above the prior year quarter, reflecting higher current report year claim severity and accident frequency compared to the fourth quarter of 2021 and an increase in prior year claims reserves. The underlying combined ratio* of 109.2 was 9.0 points above the prior year quarter. Claim severity was increased in the fourth quarter for bodily injury and physical damage for the full year 2022 to reflect continued increases in loss costs. The increases to 2022 report year severity for claims reported in the first three quarters of the year are estimated to represent 5.3 points of the fourth quarter underlying combined ratio. Excluding this impact, the fourth quarter underlying combined ratio* would have been 103.9.

◦Allstate Protection homeowners insurance earned premium grew 9.4%, and policies in force increased 1.4% compared to the fourth quarter of 2021. Allstate brand net written premium increased 10.0% compared to the prior year quarter, primarily driven by average premium increases due to inflation in insured home replacement costs and implemented rate increases. National General written premiums grew as we increased rates to improve underwriting margins to targeted levels.

The recorded homeowners insurance combined ratio of 92.6 increased 5.5 points compared to the fourth quarter of 2021 and generated underwriting income of $212 million in the quarter. The increase primarily reflects higher catastrophe losses related to Winter Storm Elliott. The underlying combined ratio* of 70.3 increased 0.7 points compared to the fourth quarter of 2021, driven by higher severity.

Protection Services Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2022	2021	% / $ Change	2022	2021	% / $ Change
Total revenues (1)	$643	$606	6.1%	$2,539	$2,336	8.7%
Allstate Protection Plans	367	314	16.9	1,383	1,195	15.7
Allstate Dealer Services	145	135	7.4	562	517	8.7
Allstate Roadside	64	61	4.9	258	244	5.7
Arity	33	62	(46.8)	196	252	(22.2)
Allstate Identity Protection	34	34	—	140	128	9.4
Adjusted net income (loss)	$38	$29	$9	$169	$179	$(10)
Allstate Protection Plans	42	23	19	150	142	8
Allstate Dealer Services	8	9	(1)	35	34	1
Allstate Roadside	3	—	3	7	7	—
Arity	(7)	(1)	(6)	(11)	3	(14)
Allstate Identity Protection	(8)	(2)	(6)	(12)	(7)	(5)
(1) Excludes net gains and losses on investments and derivatives

•Protection Services revenues increased to $643 million in the fourth quarter of 2022, 6.1% higher than the prior year quarter, primarily due to Allstate Protection Plans and Allstate Dealer Services, partially offset by a decline at Arity. Adjusted net income of $38 million increased by $9 million compared to the prior year quarter, primarily due to Allstate Protection Plans partially offset by decreases at Arity and Allstate Identity Protection.

◦Allstate Protection Plans revenue of $367 million increased $53 million, or 16.9%, compared to the prior year quarter, reflecting growth at U.S. retailers and expansion in furniture coverage and international markets. Adjusted net income of $42 million in the fourth quarter of 2022 was $19 million higher than the prior year quarter, primarily due to an $11 million one-time tax benefit and timing of expenses.

◦Allstate Dealer Services revenue of $145 million was 7.4% higher than the fourth quarter of 2021. Adjusted net income of $8 million in the fourth quarter was $1 million lower than the prior year quarter driven by increased severity.

◦Allstate Roadside revenue of $64 million in the fourth quarter of 2022 grew 4.9% and adjusted net income was $3 million higher than the prior year quarter, primarily driven by increased pricing.

◦Arity revenue of $33 million decreased $29 million compared to the prior year quarter, primarily due to reductions in insurance client advertising. Adjusted net loss of $7 million in the fourth quarter of 2022 was $6 million worse than the prior year quarter reflecting lower revenue.

◦Allstate Identity Protection revenue of $34 million in the fourth quarter of 2022 was in line with the prior year quarter. Adjusted net loss of $8 million was $6 million worse than the prior year quarter, primarily driven by one-time expenses.

Allstate Health and Benefits Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2022	2021	% Change	2022	2021	% Change
Premiums and contract charges	$435	$459	(5.2)%	$1,833	$1,821	0.7%
Employer voluntary benefits	256	262	(2.3)	1,036	1,031	0.5
Group health	100	90	11.1	385	350	10.0
Individual health	79	107	(26.2)	412	440	(6.4)
Adjusted net income	50	48	4.2	222	208	6.7

•Allstate Health and Benefits premiums and contract charges decreased 5.2% compared to the prior year quarter, primarily driven by a reduction in individual health, which was partially offset by growth in group health. Adjusted net income of $50 million in the fourth quarter of 2022 increased $2 million compared to the fourth quarter of 2021 reflecting an improved benefit ratio, partially offset by lower premiums and contract charges.

Allstate Investment Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2022	2021	$ / pts Change	2022	2021	$ / pts Change
Net investment income	$557	$847	$(290)	$2,403	$3,293	$(890)
Market-based investment income (1)	464	363	101	1,557	1,424	133
Performance-based investment income (1)	147	516	(369)	1,024	1,980	(956)
Net gains (losses) on investments and derivatives	95	266	(171)	(1,072)	1,084	(2,156)
Change in unrealized net capital gains and losses, pre-tax	863	(419)	1,282	(3,643)	(1,771)	(1,872)
Total return on investment portfolio	2.5%	1.1%	1.4	(4.0)%	4.4%	(8.4)
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

•Allstate Investments $61.8 billion portfolio generated net investment income of $557 million in the fourth quarter of 2022, a decrease of $290 million from the prior year quarter, driven by lower performance-based income.

◦Market-based investment income was $464 million in the fourth quarter of 2022, an increase of $101 million, or 27.8%, compared to the prior year quarter, reflecting an increase in the fixed income portfolio yield, which has benefited from reinvesting at higher interest rates.

◦Performance-based investment income totaled $147 million in the fourth quarter of 2022, a decrease of $369 million compared to a strong prior year quarter, reflecting lower valuation increases for private equity investments. Idiosyncratic contributions from direct investments and positive valuation changes for infrastructure and real estate funds offset decreased valuations for private equity funds.
◦Net gains on investments and derivatives were $95 million in the fourth quarter of 2022, compared to $266 million in the prior year quarter. The fourth quarter of 2022 included higher valuation increases for equity investments and losses on the sales of fixed income securities compared to gains on sales in the prior year quarter.
◦Unrealized net losses improved $863 million in the fourth quarter of 2022 but were $3.6 billion lower for the full year as higher interest rates and wider credit spreads decreased fixed income valuations.
◦Total return on the investment portfolio was 2.5% for the fourth quarter of 2022 and (4.0)% in 2022. Proactive portfolio actions to reduce inflation and economic risk by shortening fixed income duration beginning in 2021 mitigated portfolio losses by approximately $2 billion this year. During 2022 we reduced equity exposure and in the fourth quarter we removed approximately half of our duration shortening interest rate derivatives resulting in a modest increase to fixed income duration.

Proactive Capital Management

“Allstate’s financial condition and capital position remain strong,” said Jess Merten, Chief Financial Officer. “In the fourth quarter we returned $582 million to common shareholders through a combination of $354 million in share repurchases and $228 million in common shareholder dividends. We reduced common shares outstanding by 6.1% in 2022,” concluded Merten.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, February 2. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31, 2022	December 31, 2021
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $45,370 and $41,376)	$42,485	$42,136
Equity securities, at fair value (cost $4,253 and $6,016)	4,567	7,061
Mortgage loans, net	762	821
Limited partnership interests	8,114	8,018
Short-term, at fair value (amortized cost $4,174 and $4,009)	4,173	4,009
Other investments, net	1,728	2,656
Total investments	61,829	64,701
Cash	736	763
Premium installment receivables, net	9,165	8,364
Deferred policy acquisition costs	5,418	4,722
Reinsurance and indemnification recoverables, net	9,606	10,024
Accrued investment income	423	339
Deferred income taxes	386	—
Property and equipment, net	987	939
Goodwill	3,502	3,502
Other assets, net	5,905	6,086
Total assets	$97,957	$99,440
Liabilities
Reserve for property and casualty insurance claims and claims expense	$37,541	$33,060
Reserve for future policy benefits	1,273	1,273
Contractholder funds	897	908
Unearned premiums	22,311	19,844
Claim payments outstanding	1,268	1,123
Deferred income taxes	—	833
Other liabilities and accrued expenses	9,353	9,296
Debt	7,964	7,976
Total liabilities	80,607	74,313
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 81.0 thousand shares issued and outstanding, $2,025 aggregate liquidation preference	1,970	1,970
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 263 million and 281 million shares outstanding	9	9
Additional capital paid-in	3,788	3,722
Retained income	50,954	53,294
Treasury stock, at cost (637 million and 619 million shares)	(36,857)	(34,471)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	(2,253)	598
Unrealized foreign currency translation adjustments	(165)	(15)
Unamortized pension and other postretirement prior service credit	29	72
Total accumulated other comprehensive income	(2,389)	655
Total Allstate shareholders’ equity	17,475	25,179
Noncontrolling interest	(125)	(52)
Total equity	17,350	25,127
Total liabilities and equity	$97,957	$99,440

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021

Revenues
Property and casualty insurance premiums	$11,900	$10,852	$45,904	$42,218
Accident and health insurance premiums and contract charges	435	459	1,833	1,821
Other revenue	660	587	2,344	2,172
Net investment income	557	847	2,403	3,293
Net gains (losses) on investments and derivatives	95	266	(1,072)	1,084
Total revenues	13,647	13,011	51,412	50,588

Costs and expenses
Property and casualty insurance claims and claims expense	10,002	7,804	37,264	29,318
Shelter-in-Place Payback expense	—	—	—	29
Accident, health and other policy benefits	260	278	1,061	1,049
Amortization of deferred policy acquisition costs	1,731	1,602	6,644	6,252
Operating costs and expenses	1,852	1,956	7,446	7,260
Pension and other postretirement remeasurement (gains) losses	25	(240)	116	(644)
Restructuring and related charges	24	25	51	170
Amortization of purchased intangibles	89	109	353	376
Interest expense	84	84	335	330
Total costs and expenses	14,067	11,618	53,270	44,140

(Loss) income from operations before income tax expense	(420)	1,393	(1,858)	6,448

Income tax (benefit) expense	(117)	281	(494)	1,289

Net (loss) income from continuing operations	(303)	1,112	(1,364)	5,159

Income (loss) from discontinued operations, net of tax	—	(321)	—	(3,593)

Net (loss) income	(303)	791	(1,364)	1,566

Less: Net loss attributable to noncontrolling interest	(19)	(26)	(53)	(33)

Net (loss) income attributable to Allstate	(284)	817	(1,311)	1,599

Less: Preferred stock dividends	26	27	105	114

Net (loss) income applicable to common shareholders	$(310)	$790	$(1,416)	$1,485

Earnings per common share applicable to common shareholders
Basic
Continuing operations	$(1.17)	$3.90	$(5.22)	$17.23
Discontinued operations	—	(1.13)	—	(12.19)
Total	$(1.17)	$2.77	$(5.22)	$5.04

Diluted
Continuing operations	$(1.17)	$3.84	$(5.22)	$16.98
Discontinued operations	—	(1.11)	—	(12.02)
Total	$(1.17)	$2.73	$(5.22)	$4.96

Weighted average common shares – Basic	264.4	285.0	271.2	294.8
Weighted average common shares – Diluted	264.4	289.0	271.2	299.1

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Business combination expenses and the amortization or impairment of purchased intangibles
◦Income or loss from discontinued operations
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, business combination expenses and the amortization or impairment of purchased intangibles, income or loss from discontinued operations, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Business combination expenses, income or loss from discontinued operations and gain or loss on disposition are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended December 31,
	Consolidated			Per diluted common share
	2022		2021	2022		2021
Net income (loss) applicable to common shareholders	$(310)		$790	$(1.17)	(2)	$2.73
Net (gains) losses on investments and derivatives	(95)		(266)	(0.36)		(0.92)
Pension and other postretirement remeasurement (gains) losses	25		(240)	0.09		(0.83)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	—		(1)	—		—
Business combination expenses and the amortization of purchased intangibles	89		109	0.34		0.38
Business combination fair value adjustment	—		—	—		—
(Gain) loss on disposition	(83)	(1)	—	(0.32)		—
(Income) loss from discontinued operations	—		177	—		0.61
Income tax expense (benefit) and other	15		227	0.06		0.78
Adjusted net income (loss) *	$(359)		$796	$(1.36)	(2)	$2.75

	Twelve months ended December 31,
	Consolidated			Per diluted common share
	2022		2021	2022		2021
Net income (loss) applicable to common shareholders	$(1,416)		$1,485	$(5.22)	(3)	$4.96
Net (gains) losses on investments and derivatives	1,072		(1,084)	3.95		(3.63)
Pension and other postretirement remeasurement (gains) losses	116		(644)	0.43		(2.15)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	—		—	—		—
Business combination expenses and the amortization of purchased intangibles	353		398	1.30		1.33
Business combination fair value adjustment	—		(6)	—		(0.02)
(Gain) loss on disposition	(89)	(1)	—	(0.33)		—
(Income) loss from discontinued operations	—		3,612	—		12.08
Income tax expense (benefit) and other	(298)		272	(1.10)		0.91
Adjusted net income (loss) *	$(262)		$4,033	$(0.97)	(3)	$13.48
_____________
(1) Includes $83 million related to the gain on sale of headquarters in the fourth quarter of 2022 reported as other revenue in Corporate and Other segment.
(2) Due to a net loss reported for the three months ended December 31, 2022, calculation uses weighted average shares of 264.4 million, which excludes weighted average diluted shares of 3.1 million.
(3) Due to a net loss reported for the twelve months ended December 31, 2022, calculation uses weighted average shares of 271.2 million, which excludes weighted average diluted shares of 3.1 million.

Adjusted net income return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2022	2021
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$(1,416)	$1,485
Denominator:
Beginning Allstate common shareholders’ equity	$23,209	$28,247
Ending Allstate common shareholders’ equity (1)	15,505	23,209
Average Allstate common shareholders’ equity	$19,357	$25,728
Return on Allstate common shareholders’ equity	(7.3)%	5.8%

($ in millions)	For the twelve months ended December 31,
	2022	2021
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$(262)	$4,033

Denominator:
Beginning Allstate common shareholders’ equity	$23,209	$28,247
Less: Unrealized net capital gains and losses	598	3,180
Adjusted beginning Allstate common shareholders’ equity	22,611	25,067

Ending Allstate common shareholders’ equity (1)	15,505	23,209
Less: Unrealized net capital gains and losses	(2,253)	598
Adjusted ending Allstate common shareholders’ equity	17,758	22,611
Average adjusted Allstate common shareholders’ equity	$20,185	$23,839
Adjusted net income return on Allstate common shareholders’ equity *	(1.3)%	16.9%
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(1) Excludes equity related to preferred stock of $1,970 million as of December 31, 2022 and December 31, 2021.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Combined ratio	109.1	98.9	106.6	95.9
Effect of catastrophe losses	(6.8)	(5.1)	(7.1)	(8.3)
Effect of prior year non-catastrophe reserve reestimates	(2.5)	(1.8)	(3.9)	(0.8)
Effect of amortization of purchased intangibles	(0.6)	(0.7)	(0.5)	(0.6)
Underlying combined ratio*	99.2	91.3	95.1	86.2

Effect of prior year catastrophe reserve reestimates	(0.1)	—	—	(0.5)

Allstate Protection - Auto Insurance	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Combined ratio	112.6	104.3	110.1	95.4
Effect of catastrophe losses	(0.5)	(1.3)	(1.7)	(1.7)
Effect of prior year non-catastrophe reserve reestimates	(2.3)	(2.1)	(4.2)	(0.6)
Effect of amortization of purchased intangibles	(0.6)	(0.7)	(0.6)	(0.6)
Underlying combined ratio*	109.2	100.2	103.6	92.5

Effect of prior year catastrophe reserve reestimates	(0.1)	—	(0.2)	(0.1)

Allstate Protection - Homeowners Insurance	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Combined ratio	92.6	87.1	93.8	96.8
Effect of catastrophe losses	(21.1)	(16.6)	(21.1)	(26.3)
Effect of prior year non-catastrophe reserve reestimates	(0.7)	—	(1.0)	(0.2)
Effect of amortization of purchased intangibles	(0.5)	(0.9)	(0.6)	(0.7)
Underlying combined ratio*	70.3	69.6	71.1	69.6

Effect of prior year catastrophe reserve reestimates	(0.1)	0.1	0.8	(1.7)

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